Exhibit “4.2” Initial Warrant

AS OF THE DATE HEREOF, THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  ANY SECURITIES ISSUED HEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

WARRANT FOR THE PURCHASE OF SHARES

DATED: DECEMBER 1, 2009

THIS WARRANT (“Warrant”) is issued to 2309 Holdings, LLC (“Holder”) by Bigelow Income Properties, LLC, a Missouri limited liability company (“Company”) as of December 1, 2009 in connection with and pursuant to the terms of the Operating Agreement of the Company also dated December 1, 2009 (“Operating Agreement”).

This certifies that, for value received, the receipt and sufficiency of which is hereby acknowledged, Holder is entitled, subject to the terms and conditions set forth below, to purchase from the Company up to Five Million (5,000,000) Company Shares (“Warrant Shares”) at an exercise price (“Exercise Price”) of $0.0001 per share, as adjusted from time to time pursuant to Section 11 hereof.  The exact number of Warrant Shares and Exercise Price of such Shares are subject to the terms hereof and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.  The term “Warrant” as used herein shall mean this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein.  All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Operating Agreement.

1.           Term of Warrant.  Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time after the issuance hereof (“Exercise Period”).

2.           Number of Shares, Exercise Price.

(a)           The exact number of Warrant Shares exercisable at any time shall be an amount equal to the quotient derived by dividing (i) the total dollar value of equity capital raised by the Company from time to time (including the fair market value of contributions in kind) by (ii) Two Hundred Forty Dollars ($240.00); provided, however, upon the occurrence of any event whereby the Company (A) becomes authorized to engage in leveraged acquisitions and incur any debt for the acquisition of Company assets that is not necessary for timing purposes and will not be retired as soon as practicable by the issuance of additional Shares or (B) terminates either agreement contemplated by Section 2.08 of the Operating Agreement, the Holder shall automatically have the right to immediately purchase all or any part of 5,000,000 Warrant Shares at the then current Exercise Price.

(b)           The Exercise Price at which this Warrant may be exercised shall be $0.0001 per Share, which price is based on the total current fair market value of the Company divided by the maximum number of Warrant Shares.

3.           Exercise of Warrant.

(a)           Cash Exercise.  This Warrant may be exercised by the Holder in whole or in part by (i) the delivery of a Notice of Exercise in the form annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or at such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) during the Exercise Period and (ii) the delivery of payment to the Company, for the account of the Company, by cash, cancellation of indebtedness, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier’s check, of the Exercise Price for the number of Warrant Shares specified in the Exercise Form in lawful money of the United States of America.  The Company agrees that such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which the foregoing are delivered.  Confirmation that a book entry has been entered reflecting the issuance of the appropriate number of Warrant Shares to Holder shall be sent to Holder as promptly as practicable, and in any event within ten

(10) days, thereafter.  If this Warrant shall have been exercised only in part, the remaining number of Warrant Shares shall still be available pursuant to the terms hereof.

4.           This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the delivery of all required documentation and consideration as provided above, and the Holder shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date.  No payments or accruals shall be made in connection with Warrant Shares issuable on the exercise of this Warrant for any cash dividends paid or payable to holders of record of Shares prior to the date on which the Holder shall be deemed to be the record holder of such Warrant Shares. No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

5.           Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6.           Rights of Shareholders.  Subject to Sections 9 and 11 of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed, in and of itself, to confer upon (or take away from) the Holder, as such, any of the rights of a Shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to Shareholders at any meeting thereof, or to give or withhold consent to any action or to receive notice of meetings, or to receive dividends or subscription rights or otherwise unless and until all or part of the Warrant shall have been exercised properly as provided herein.

7.           Transfer of Warrant.

(a)           Non-Transferability and Non-Negotiability of Warrant.  This Warrant may not be transferred or assigned in whole or in part except as provided in the Operating Agreement without the prior written consent of the Company.

(b)           Compliance with Securities Laws.

(i)           The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the 1933 Act or any applicable state securities laws.  Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(ii)           To the extent applicable, this Warrant and all Shares issuable upon the exercise hereof shall be subject to the following (in addition to any other restrictions required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SECURITIES AND ANY SECURITIES OR SHARES ISSUED HEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.  COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(iii)           Notwithstanding the foregoing, if not already done, as soon as practicable after the issuance of any of the Warrant Shares, the Company will cause such Shares to be registered pursuant to all applicable securities laws and listed on a nationally recognized exchange.  At such time all applicable restrictions set forth herein shall be removed, and such Shares shall be held free and clear of any restrictions by virtue of this Warrant.

8.           Reservation of Stock.  The Company may but shall not be required to issue, reserve, register or list any Shares issuable pursuant to this Warrant unless and until this Warrant is properly exercised in whole or in part.  In such case, if not already done, an appropriate number of Shares shall be issued, registered and listed on an exchange reasonably acceptable to Holder.  The Company covenants that all Shares that are issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).  The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing and accounting for Shares to make such book entries as may be required upon exercise of all or any part of the Warrant.

9.           Notices.  Notice shall be given to the Holder by the Company upon the happening of any of the following:

(a)           At the end of each calendar quarter in which the Company receives equity capital, the Company shall provide Holder a written notice that includes the following: (i) the amount of capital received, including the fair market value of contributions in kind, (ii) the cumulative amount of capital received by the Company through the end of such calendar quarter, including the fair market value of contributions in kind,  and (iii) the number of Shares shown on the books of the Company as owned by the Holder at the end of such calendar quarter.

(b)           Whenever the Exercise Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 11 hereof, the Company shall issue a certificate signed by a Manager of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

(c)           In case:

(i)           the Company shall take a record of the holders of its Shares (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(ii)           of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another entity, or any conveyance of all or substantially all of the assets of the Company to another entity;

(iii)           of any dissolution, liquidation or winding-up of the Company;

(iv)           of any redemption or conversion of any or all outstanding Shares; or

(v)           of the filing of any registration statement with the U.S. Securities and Exchange Commission (the “SEC”);

then, and in each such case, the Company will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Shares shall be entitled to exchange their Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, or (C) the anticipated date on which the Company expects its first registration statement with the SEC to become effective.  Such notice shall be mailed at least fifteen (15) days prior to the date therein specified.

(d)           All such notices, advices and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery and (ii) in the case of mailing, on the third (3rd) business day following the date of such mailing if sent to a United States address and on the tenth (10th) business day following the date of such mailing if sent to an address outside the United States.

10.           Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

11.           Adjustments.  The Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)           Reclassification, etc.  If the Company, at any time while this Warrant, or any portion thereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 11.

(b)           Split, Subdivision or Combination of Shares.  If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, then (i) in the case of a split or subdivision, the Exercise Price for such securities shall be proportionately decreased and the securities issuable upon exercise of this Warrant shall be proportionately increased, and (ii) in the case of a combination, the Exercise Price for such securities shall be proportionately increased and the securities issuable upon exercise of this Warrant shall be proportionately decreased.

(c)           Adjustments for Dividends in Stock or Other Securities or Property.  If while this Warrant, or any portion hereof, remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11.

(d)           Notice as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 11, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request, at any time, of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth:  (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of Shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

(e)           No Impairment.  The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 11 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

12.           Miscellaneous.

(a)           This Warrant shall be governed by the laws of the State of Missouri as applied to agreements entered into in the State of Missouri by and among residents of the State of Missouri.

(b)           This Warrant, together with all exhibits hereto and any other documents executed and delivered pursuant to the provisions hereof, contains the entire agreement of the parties hereto with respect to the subject matter hereof.  No representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.  No modification or amendment hereof shall be binding unless contained in a written document executed by all parties.

(c)           The Company and Holder each warrant, represent and agree that execution of this Warrant, and any other documents executed or deliver pursuant to the provisions hereof, have been duly authorized by it, that this Warrant is duly executed by it and the obligations herein set forth are its valid and binding obligations enforceable in accordance with terms.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Warrant, or any document executed and delivered pursuant hereto, shall be prohibited by or invalid under such law, such a provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant or any document executed and delivered pursuant hereto.

(d)           In the event of a dispute with regard to the interpretation of this Warrant, the prevailing party may collect the cost of attorney’s fees, litigation expenses or such other expenses as may be incurred in the enforcement of the prevailing party’s rights hereunder.

(e)           Except as may be otherwise specifically provided herein, this Warrant is not intended to create, nor shall it be in any way interpreted or construed to create, any third party beneficiary rights in any person not a party hereto.

(f)           Time is of the essence in performance of the parties’ respective obligations herein contained.

(g)           This Warrant shall be exercisable as provided for herein, except that in the event that the expiration date of this Warrant shall fall on a Saturday, Sunday and or United States federally recognized Holiday, this expiration date for this Warrant shall be extended to 5:00 p.m. Pacific standard time on the business day following such Saturday, Sunday or recognized Holiday.

(h)           The Company and Holder will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents, information or assurances and promptly do or cause to be done all such other and further things, as may be necessary or reasonably required in order to allow the timely exercise of and/or vest further and more fully in the Holder all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred upon it by this Warrant or to otherwise effect the purposes of this Warrant.

IN WITNESS WHEREOF, the parties have executed this Warrant as the date hereof.

BIGELOW INCOME PROPERTIES, LLC

By: 2309 Holdings, LLC, Sole Manager

By: /s/ Charles Christian Kirley
Charles Christian Kirley, Sole Manager

“Company”

2309 HOLDINGS, LLC

By: /s/ Charles Christian Kirley
Charles Christian Kirley, Sole Manager

“Holder”

NOTICE OF EXERCISE

To:  BIGELOW INCOME PROPERTIES, LLC

(1)           The undersigned hereby elects to purchase __________ Shares of Bigelow Income Properties, LLC, pursuant to the terms of that certain Warrant dated as of December 1, 2009, and tenders herewith payment of the purchase price for such Shares in full.

(2)           In connection with this exercise of the Warrant, the undersigned hereby confirms and acknowledges that the Shares to be issued are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(3)           Please cause an entry to be made on the books and records of the Company indicating that such Shares have been issued in the name of the undersigned.

(4)           Please issue a confirmation indicating (i) that the required entry has been made and (ii) the unexercised portion of the undersigned’s Warrant.

Dated:  _______________.

2309 HOLDINGS, LLC

By:
Name:_______________________________________
Title________________________________________

“Holder”